Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

Jefferies Financial Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, par value $1.00 per share	457(o) and 457(r)(1)	25,000,000	$33.14(2)	$828,500,000(2)	0.00011020	$91,300.70
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts					$828,500,000		$91,300.70
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$91,300.70

(1) Calculated in accordance with Rule 457(o), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. The fee payable in connection with the offering pursuant to this prospectus supplement is being paid herewith in accordance with Rule 456(b) under the Securities Act, and represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-238931).

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of our common shares on The New York Stock Exchange on October 25, 2022. The proposed maximum offering price per share of common shares will be determined from time to time in connection with, and at the time of, the sale of the common shares registered hereunder.